Exhibit 99

Viad Corp Announces Full Year and Fourth Quarter Results

Full Year Income from Continuing Operations of $2.04 per Share and Income Before Other Items of $1.88 per Share

Fourth Quarter Income from Continuing Operations of $0.08 per Share and Income Before Other Items of $0.02 per Share

PHOENIX--(BUSINESS WIRE)--Viad Corp (NYSE:VVI) today announced full year 2007 revenue of $1.0 billion, segment operating income of $68.7 million, and income from continuing operations of $42.5 million, or $2.04 per diluted share. Excluding favorable resolution of tax matters of $3.1 million, or $0.15 per share, and impairment recoveries of $105,000 after-tax, or $0.01 per share, Viad’s income before other items was $39.3 million, or $1.88 per share. This compares to the company’s prior guidance of $1.72 to $1.78 per share and 2006 income before other items of $38.1 million, or $1.75 per share.

Paul B. Dykstra, president and chief executive officer, said, “Overall, we produced solid financial performance in 2007. Income before other items per share increased 7.4 percent despite significant negative show rotation at GES and the cost of turnaround initiatives at Exhibitgroup/Giltspur. Growth at GES was bolstered by the successful acquisition of Melville, and Exhibitgroup/Giltspur is realizing positive results from its turnaround efforts. Relative to our prior guidance, income before other items reflects stronger than expected results at Exhibitgroup/Giltspur and solid, in-line performance at GES and the Travel and Recreation Services segment as well as lower corporate expenses and taxes.”

Full year 2007 net income was $44.6 million, or $2.14 per share versus $63.6 million, or $2.91 per share, in 2006. The decline in net income was due to higher income from the favorable resolution of tax matters and higher income from discontinued operations in 2006 of $0.60 per share and $0.56 per share, respectively, as compared to $0.15 per share and $0.10 per share, respectively, in 2007.

Fourth quarter 2007 revenue was $215.5 million, segment operating loss was $705,000 and income from continuing operations was $1.6 million, or $0.08 per share. Excluding favorable resolution of tax matters of $1.2 million, or $0.06 per share, Viad’s fourth quarter income before other items was $430,000, or $0.02 per share. This compares to the company’s prior guidance of a loss of $0.14 to $0.08 per share and Viad’s 2006 fourth quarter income before other items of a loss of $0.17 per share. The higher income versus the 2006 fourth quarter was primarily due to increased revenues at GES and Exhibitgroup/Giltspur, as well as lower corporate expenses and taxes.

Acquisition of Becker Group

Viad completed the acquisition of The Becker Group, Ltd. (Becker Group) on January 4, 2008 for $24.3 million in cash. The acquisition is expected to be accretive to Viad’s 2008 income.

Becker Group is an experiential marketing company specializing in creating immersive, entertaining attractions and brand-based experiences for clients and venues, including retail centers, movie studios, museums, leading consumer brands and casinos. With more than 50 years of experience, Becker Group is the leading provider of large-scale, holiday-themed events and experiences for regional shopping malls and lifestyle centers in North America. Becker Group’s retail clients include some of the top retail real estate developers in the world, many of which have been clients for ten or more years.

Becker Group has successfully expanded its experiential marketing solutions beyond the retail sector to include year-round branded attractions, sponsored events, mobile marketing tours and other place-based marketing solutions for a broad client base. Recent projects include the museum touring exhibitions “Rockwell’s America” and “Robots,” as well as touring exhibits to promote the animated films “Ratatouille” and “Cars.” In addition, Becker Group created a snow globe program at Taubman Centers, Inc. retail centers featuring and promoting the films “The Chronicles of Narnia: The Lion, the Witch and the Wardrobe” and “Happy Feet.”

Dykstra said, “Becker Group is a great addition to Viad’s portfolio of leading businesses. Becker Group is an established brand with deep, long-standing customer relationships, cutting edge creative talent, and an exceptional management team and employees. And, like Viad, Becker Group is a values-based organization that operates with honesty and integrity. This acquisition further extends Viad’s experiential marketing services beyond the tradeshow environment and provides excellent opportunities to leverage the capabilities and client relationships of Becker Group, GES and Exhibitgroup/Giltspur to accelerate growth in all three of these businesses. We expect that Becker Group will have a very successful future and will play a key role in Viad’s continued growth.”

Full Year and Fourth Quarter 2007 Financial Highlights

Highlights of the 2007 full year and fourth quarter, compared to full year and fourth quarter 2006 results, are presented below.

	2007	2006	Change
	($ in millions)
Revenue	$1,003.7	$856.0	17.3%
Segment operating income	$68.7	$67.2	2.2%
Operating margins (Note A)	6.8%	7.9%	-110 bps
Income before other items (Note B)	$39.3	$38.1	3.3%
Income from continuing operations	$42.5	$51.3	-17.1%
Net income (Note C)	$44.6	$63.6	-29.8%
Adjusted EBITDA (Note B)	$86.4	$85.8	0.6%
Net cash provided by operating activities	$82.2	$76.4	7.6%
Free cash flow (Note B)	$45.6	$52.9	-13.7%
	Q4 2007	Q4 2006	Change
	($ in millions)
Revenue	$215.5	$154.3	39.6%
Segment operating loss	$(0.7)	$(3.9)	81.9%
Operating margins (Note A)	-0.3%	-2.5%	220 bps
Income (loss) before other items (Note B)	$0.4	$(3.7)	(a)
Income (loss) from continuing operations	$1.6	$(3.0)	(a)
Net income (loss) (Note C)	$3.6	$(1.8)	(a)
Adjusted EBITDA (Note B)	$5.4	$(0.5)	(a)
Net cash provided by operating activities	$31.1	$0.9	(a)
Free cash flow (outflow) (Note B)	$20.4	$(5.4)	(a)

(a) Change is greater than +/- 100 percent.
(A)	For operating margins, the change from the prior year period is presented in basis points.

(B)	Income before other items is defined by Viad as income from continuing operations before the after-tax effects of impairment losses/recoveries, favorable resolution of tax matters and the after-tax effects of gains on sale of corporate assets. Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, impairment losses/recoveries, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Income before other items, adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies.

These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Free cash flow is also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for reconciliations of income from continuing operations to income before other items. Also see Table Two for reconciliations of net income to adjusted EBITDA, and of net cash provided by operating activities to free cash flow.

(C)	Net income includes the following results of discontinued operations: income of $2.0 million in the 2007 fourth quarter and full year primarily related to the settlement of a real estate participation interest associated with a parcel of land sold by a discontinued operation; income of $1.2 million and $4.8 million in the 2006 fourth quarter and full year, respectively, primarily relating to the favorable resolution of tax and other matters associated with previously sold operations; and income of $7.4 million in the 2006 full year relating to the expiration of product warranty liabilities associated with a previously sold manufacturing operation.

At the end of the fourth quarter 2007:

  Cash and cash equivalents were $165.1 million.
  Debt totaled $14.2 million, with a debt-to-capital ratio of 2.9 percent.

Also relating to the fourth quarter 2007:

  Viad recorded restructuring recoveries of $528,000 ($322,000 after-tax) related to the reversal of restructuring reserves at Exhibitgroup/Giltspur as a result of certain lease costs that were less than original estimates.

GES Exposition Services (GES)

For the fourth quarter of 2007, GES’ revenue was $157.4 million, up $49.5 million or 45.9 percent from $107.9 million in the fourth quarter of 2006, reflecting revenue from Melville (acquired February 1, 2007) of $25.9 million, positive show rotation revenue of $8 million, new business and continued base same-show growth of 8.9 percent. Fourth quarter segment operating results improved to a loss of $681,000, as compared to a loss of $2.3 million in the 2006 quarter.

Full year revenue was $746.7 million, up $123.7 million or 19.8 percent, from $623.1 million in 2006. Full year segment operating income increased 5.7 percent to $50.8 million, as compared to $48.1 million in 2006. The increases over 2006 reflect the acquisition of Melville, which contributed revenue of $95.9 million during 2007. Full year revenue growth was also driven by continued same-show growth and new business, which more than offset the impact of negative show rotation revenue of $34 million. GES’ full year operating margins declined to 6.8 percent as compared to 7.7 percent in 2006 as a result of an increase in insurance claims expense and cost overruns on certain third quarter shows.

Dykstra said, “Melville was a big win for GES in 2007, contributing $95.9 million in revenue to GES results. Our initiatives to drive revenue growth and margin improvement at Melville are progressing very well and results to date have exceeded our expectations. While results at GES’ North American operations were somewhat hampered by higher insurance costs and certain cost overruns, we continued to realize strong same-show revenue growth driven by the efforts of the GES team to continually strengthen the company’s value proposition by driving service enhancements, productivity improvements and bringing new, industry-leading products and technology to market. GES also benefited from continued growth in the exhibition and event industry.”

Exhibitgroup/Giltspur

Exhibitgroup/Giltspur’s fourth quarter revenue was $50.0 million, up $9.9 million or 24.7 percent from $40.1 million in the fourth quarter of 2006. Segment operating results increased $1.8 million to income of $1.4 million, as compared to a loss of $339,000 in the 2006 quarter. Full year revenue was $172.7 million, up $19.1 million or 12.4 percent from $153.7 million in 2006. Full year segment operating loss was $4.8 million, as compared to a loss of $3.5 million in 2006. Operating results in 2007 reflect the cost of initiatives to reposition Exhibitgroup/Giltspur for growth.

Dykstra said, “With revenue growth of nearly 25 percent in the fourth quarter, Exhibitgroup/Giltspur finished the year much stronger than we had expected. The double-digit revenue growth in 2007 indicates that our efforts to reposition Exhibitgroup/Giltspur for growth are working. We have been successful in building positive momentum and we are focused on carrying that momentum into 2008 and beyond to drive profitable growth.”

Travel and Recreation Services

Travel and Recreation Services segment revenue for the 2007 fourth quarter was $8.0 million, as compared to $6.3 million in the fourth quarter of 2006. Fourth quarter segment operating loss was $1.5 million, as compared to a loss of $1.2 million in the 2006 quarter. Full year revenue was $84.2 million, up $5.0 million or 6.3 percent from $79.3 million in 2006. Full year segment operating income was $22.7 million, comparable to 2006 operating income.

Dykstra said, “The Travel and Recreation Services segment realized consistently strong results in 2007, with growth in passenger volume at Brewster’s gondola and an increase in room revenue at both Brewster and Glacier Park. In addition to growth in base operations, results for this segment also reflect more favorable currency translation.”

2008 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

Full Year 2008

Viad’s guidance for full year 2008 income per diluted share is expected to be in the range of $2.17 to $2.32. This compares to 2007 income before other items of $1.88 per share. The guidance range for 2008 assumes an effective tax rate of approximately 38 percent, as compared to the 2007 effective tax rate on income before other items of 35.9 percent.

Full year revenue is expected to increase at a low double digit rate and operating income is expected to increase by 18 percent to 26 percent from 2007 revenue of $1.0 billion and operating income of $68.7 million.

Show rotation is expected to positively impact full year revenues by about $50 million. In the first quarter, show rotation is expected to positively impact revenues by about $20 million at GES. In the second quarter, show rotation is expected to negatively impact revenues by $13 million at Exhibitgroup/Giltspur and about $5 million at GES. In the third quarter, show rotation is expected to positively impact revenues by about $10 million at Exhibitgroup/Giltspur and about $45 million at GES. In the fourth quarter, show rotation is expected to negatively impact revenues at GES by about $10 million.

Additional full year 2008 guidance is as follows:

  GES – Revenue is expected to increase at a low double digit rate from $746.7 million in 2007, driven by positive show rotation revenue of about $50 million and continued same show growth. Operating income is expected to increase by 14 percent to 18 percent from $50.8 million.
  Exhibitgroup/Giltspur – Revenue is expected to increase at a single digit rate from 2006 revenue of $172.7 million. Operating results are expected to be in the range of a loss of $2.0 million to breakeven, as compared to a loss of $4.8 million in 2007.
  Becker Group – Revenue is expected to be in the range of $32 million to $36 million. Operating income is expected to be in the range of $1.5 million to $3.0 million, or $3.3 million to $4.8 million excluding the non-cash amortization of acquired intangible assets. Due to the seasonal nature of this business, it is expected to generate operating losses during the first three quarters of the year with a substantial profit in the fourth quarter.
  Travel and Recreation Services – Revenue is expected to increase at a single digit rate from 2007 revenue of $84.2 million. Operating margins are expected to be comparable to 2007 operating margins of 27 percent.

First Quarter 2008

For the first quarter, Viad’s income is expected to be in the range of $0.75 to $0.86. This compares to first quarter 2007 income before other items of $0.66 per share. Revenue is expected to be in the range of $323 million to $345 million as compared to the 2007 amount of $283.7 million. Segment operating income is expected to be in the range of $28.3 million to $32.3 million as compared to $25.1 million in 2007.

Implicit within this guidance, are the following revenue and operating income expectations.

	Revenue			Operating Income (Loss)
	Low End		High End	Low End		High End
	($ in millions)

GES	$280.0	to	$295.0	$36.5	to	$39.0
Exhibitgroup/Giltspur	$35.0	to	$40.0	$(3.5)	to	$(2.5)
Becker Group	$3.0	to	$4.0	$(2.0)	to	$(1.0)
Travel & Recreation	$5.0	to	$6.0	$(3.2)	to	$(2.7)

Summary

Dykstra said, “Despite facing significant negative show rotation at GES and the cost of turnaround initiatives at Exhibitgroup/Giltspur, we produced solid financial performance and progress in 2007. Revenue at Exhibitgroup increased 12.4 percent from 2007, indicating that our initiatives are working. GES continued to drive strong same-show growth and new business wins while successfully completing the integration of Melville, which expands GES’ global operations and provides a platform for further growth overseas. And the Travel and Recreation Services segment produced consistently strong operating income and margins.”

Dykstra added, “With some of the headwinds of 2007 behind us now, we are looking forward to a terrific year in 2008. GES should have a banner year, with positive show rotation of about $50 million in revenue and continued growth in its base business. Exhibitgroup/Giltspur built some positive momentum in 2007 and we expect it to post stronger operating results and continue making progress with its repositioning efforts in 2008. The addition of Becker Group will provide new opportunities for growth beyond the tradeshow environment. Brewster and Glacier Park should continue to produce strong operating margins and cash flow. And our balance sheet remains strong, enabling us to pursue strategic acquisitions, invest in our existing businesses and return capital to our shareholders. We remain committed to driving growth and enhancing shareholder value.”

Conference Call and Webcast

Viad Corp will hold a conference call with investors and analysts for a review of full year and fourth quarter 2007 results on Friday, February 1, 2008 at 9 a.m. (ET). To join the live conference call, dial (877) 879-6201, passcode 3435798, or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (888) 203-1112, passcode 3435798, or visit the Viad Web site and link to a replay of the webcast.

Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, The Becker Group, Ltd. of Baltimore, Brewster Inc. of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

	Three months ended December 31,			Year ended December 31,
(000 omitted, except per share data)	2007	2006	%	2007	2006	%

Revenues (Note A)	$215,481	$154,304	39.6%	$1,003,701	$856,031	17.3%

Segment operating income (loss) (Note A)	$(705)	$(3,889)	81.9%	$68,710	$67,249	2.2%
Corporate activities	(1,874)	(3,693)	49.3%	(9,239)	(12,349)	25.2%
Gain on sale of corporate assets (Note B)	-	-	(a)	-	3,468	(a)
Restructuring recoveries (charges) (Note C)	528	-	(a)	(1,375)	215	(a)
Impairment recoveries (charges) (Note D)	-	(4,046)	(a)	172	(3,396)	(a)
Net interest income	1,082	1,818	-40.5%	4,472	6,390	-30.0%
Income (loss) before income taxes and minority interest	(969)	(9,810)	90.1%	62,740	61,577	1.9%
Income tax (expense) benefit (Note E)	2,544	6,649	-61.7%	(19,428)	(9,736)	-99.5%
Minority interest	61	123	-50.4%	(764)	(516)	-48.1%
Income (loss) from continuing operations	1,636	(3,038)	(a)	42,548	51,325	-17.1%
Income from discontinued operations (Note F)	1,984	1,203	64.9%	2,049	12,229	-83.2%
Net income (loss)	$3,620	$(1,835)	(a)	$44,597	$63,554	-29.8%

Diluted income per common share:
Income (loss) from continuing operations	$0.08	$(0.14)	(a)	$2.04	$2.35	-13.2%
Income from discontinued operations	0.10	0.05	(a)	0.10	0.56	-82.1%
Net income (loss) per share	$0.18	$(0.09)	(a)	$2.14	$2.91	-26.5%

Basic income per common share:
Income (loss) from continuing operations	$0.08	$(0.14)	(a)	$2.08	$2.41	-13.7%
Income from discontinued operations	0.10	0.05	(a)	0.10	0.57	-82.5%
Net income (loss) per share	$0.18	$(0.09)	(a)	$2.18	$2.98	-26.8%

Common shares treated as outstanding for income per share calculations:

Average outstanding shares	20,129	20,965	-4.0%	20,423	21,333	-4.3%

Average outstanding and potentially
dilutive shares	20,587	20,965	-1.8%	20,886	21,805	-4.2%

(a) Change is greater than +/- 100 percent.
VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

(A) Reportable Segments

	Three months ended December 31,			Year ended December 31,
(000 omitted)	2007	2006	%	2007	2006	%

Revenues:
GES Exposition Services	$157,406	$107,882	45.9%	$746,739	$623,082	19.8%
Exhibitgroup/ Giltspur	50,032	40,114	24.7%	172,740	153,689	12.4%
Travel and Recreation Services	8,043	6,308	27.5%	84,222	79,260	6.3%
	$215,481	$154,304	39.6%	$1,003,701	$856,031	17.3%

Segment operating income (loss):
GES Exposition Services	$(681)	$(2,318)	70.6%	$50,814	$48,055	5.7%
Exhibitgroup/ Giltspur	1,445	(339)	(a)	(4,832)	(3,505)	-37.9%
Travel and Recreation Services	(1,469)	(1,232)	-19.2%	22,728	22,699	0.1%
	$(705)	$(3,889)	81.9%	$68,710	$67,249	2.2%

(a) Change is greater than +/- 100 percent.

(B)

Gain on Sale of Corporate Assets — In the first quarter of 2006, Viad sold its remaining interest in its corporate aircraft along with related equipment for $10.0 million, resulting in a gain of $1.7 million ($1.1 million after-tax). Also in the first quarter of 2006, Viad sold certain undeveloped land in Phoenix, Arizona for $2.9 million, resulting in a gain of $1.7 million ($1.1 million after-tax).

(C)	Restructuring Charges and Recoveries — In the first and third quarters of 2007, Viad recorded restructuring charges of $1.2 million ($737,000 after-tax) and $754,000 ($458,000 after-tax), respectively, related to severance costs associated with an organizational realignment at Exhibitgroup. In the third quarters of 2007 and 2006, Viad recorded a restructuring recovery of $61,000 ($38,000 after-tax) and a charge of $355,000 ($222,000 after-tax), respectively, relating to its corporate leased office space. Additionally, in the fourth quarter of 2007 and the first six months of 2006, Viad reversed restructuring reserves of $528,000 ($322,000 after-tax) and $570,000 ($344,000 after-tax).

(D)	Impairment Charges and Recoveries — Viad recorded insurance recoveries related to claims associated with Hurricane Katrina of $172,000 ($105,000 after-tax) and $1.8 million ($1.1 million after-tax) during 2007 and 2006, respectively, of which the 2006 figure includes $514,000 ($308,000 after-tax) in the fourth quarter. In addition, in the third quarter of 2007, Viad received a settlement of its business interruption insurance claim of $146,000 ($89,000 after-tax), which was recorded in Exhibitgroup's operating income.

In the fourth quarter of 2006, Viad recorded a non-cash impairment loss of $4.6 million ($2.8 million after-tax) relating to the write-off of the remaining book value of the trademark asset at Exhibitgroup. In the third quarter of 2006, Viad recorded an impairment loss of $600,000 ($374,000 after-tax) related to the reduction in value of a non-core asset which was sold in the fourth quarter of 2006.

(E)	Income Tax Expense — Income tax expense includes favorable resolution of tax matters of $1.2 million and $3.2 million in the fourth quarters of 2007 and 2006, respectively, and $3.1 million and $13.2 million for the full year 2007 and 2006, respectively.

(F)

Income from Discontinued Operations — Full year and fourth quarter 2007 net income includes income from discontinued operations of $2.0 million primarily related to the settlement of a real estate participation interest associated with a parcel of land sold by a discontinued operation several years ago. Full year and fourth quarter 2006 net income includes income from discontinued operations of $4.8 million and $1.2 million, respectively, primarily related to the favorable resolution of tax and other matters related to previously sold operations. Additionally, in the second quarter of 2006, Viad recorded income from discontinued operations of $7.4 million (after-tax) relating to the expiration of product warranty liabilities associated with a previously sold manufacturing operation.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended December 31,			Year ended December 31,
(000 omitted)	2007	2006	%	2007	2006	%

Income (loss) before other items:
Income (loss) from continuing operations	$1,636	$(3,038)	(a)	$42,548	$51,325	-17.1%
Impairment losses (recoveries), net of tax	-	2,466	(a)	(105)	2,090	(a)
Favorable resolution of tax matters	(1,206)	(3,163)	-61.9%	(3,112)	(13,163)	-76.4%
Gain on sale of corporate assets, net of tax	-	-	(a)	-	(2,164)	(a)
Income (loss) before other items	$430	$(3,735)	(a)	$39,331	$38,088	3.3%

	Three months ended December 31,			Year ended December 31,
(per diluted share)	2007	2006	%	2007	2006	%

Income (loss) before other items:
Income (loss) from continuing operations	$0.08	$(0.14)	(a)	$2.04	$2.35	-13.2%
Impairment losses (recoveries), net of tax	-	0.12	(a)	(0.01)	0.10	(a)
Favorable resolution of tax matters	(0.06)	(0.15)	60.0%	(0.15)	(0.60)	75.0%
Gain on sale of corporate assets, net of tax	-	-	(a)	-	(0.10)	(a)
Income (loss) before other items	$0.02	$(0.17)	(a)	$1.88	$1.75	7.4%

	Three months ended December 31,			Year ended December 31,
(000 omitted)	2007	2006	%	2007	2006	%

Adjusted EBITDA:
Net income (loss)	$3,620	$(1,835)	(a)	$44,597	$63,554	-29.8%
Income from discontinued operations	(1,984)	(1,203)	64.9%	(2,049)	(12,229)	-83.2%
Income (loss) from continuing operations	1,636	(3,038)	(a)	42,548	51,325	-17.1%
Impairment losses (recoveries), net	-	4,046	(a)	(172)	3,396	(a)
Interest expense	406	340	-19.4%	1,658	1,559	-6.4%
Income tax expense (benefit)	(2,544)	(6,649)	-61.7%	19,428	9,736	-99.5%
Depreciation and amortization	5,928	4,760	-24.5%	22,893	19,804	-15.6%
Adjusted EBITDA	$5,426	$(541)	(a)	$86,355	$85,820	0.6%

	Three months ended December 31,			Year ended December 31,
(000 omitted)	2007	2006	%	2007	2006	%

Free Cash Flow:
Net cash provided by operating activities	$31,053	$856	(a)	$82,217	$76,437	7.6%
Less:
Capital expenditures	(9,871)	(5,441)	-81.4%	(33,259)	(20,136)	-65.2%
Dividends paid	(823)	(846)	2.7%	(3,325)	(3,449)	3.6%
Free cash flow (outflow)	$20,359	$(5,431)	(a)	$45,633	$52,852	-13.7%

(a) Change is greater than +/- 100 percent.

CONTACT:
Viad Corp
Carrie Long, Investor Relations, 602-207-2681
clong@viad.com